UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Apco Argentina Inc.

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APCO ARGENTINA INC.
In Care of Maples Corporate Services Limited, Post Office Box 309, Ugland House,
Grand Cayman, KY1-1104, Cayman Islands

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held July 13, 2009

TO THE HOLDERS OF ORDINARY SHARES:

NOTICE IS HEREBY GIVEN that the annual general meeting of shareholders of Apco Argentina Inc. (the “Company”) will be held on July 13, 2009, at 9:00 a.m. Central time, 26th Floor Board Room, at One Williams Center, Tulsa, Oklahoma 74172, for the following purposes:

(1) To re-elect Robert J. LaFortune and John H. Williams as directors of the Company;

(2) To approve the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2009.

(3) To propose and approve by way of a special resolution a change to the name of the Company from “Apco Argentina Inc.” to “Apco Oil and Gas International Inc.”; and

(4) To consider and act upon such other matters as may properly come before the annual general meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on June 3, 2009, as the record date for the determination of shareholders entitled to notice of and to vote at the annual general meeting or any adjournment thereof.

By order of the Board of Directors,

La Fleur C. Browne,
Corporate Secretary

          , 2009

IMPORTANT — YOUR PROXY IS ENCLOSED

Even if you intend to be present at the annual general meeting, please sign, date, and return the accompanying proxy promptly to the address indicated on such proxy so that your shares may be represented and voted at the meeting. A return envelope is enclosed for this purpose requiring no additional postage if mailed within the United States.

LEGAL NOTICE:  each holder of ordinary shares is entitled to attend and vote at the annual general meeting hereby called and to appoint any proxies (that need not also be members) to attend and vote in their stead.

Important Notice Regarding the Availability of proxy materials for the annual general meeting of shareholders to be held on July 13, 2009.

The proxy statement and annual report are available at http://www.proxydocs.com/apco.

i

APCO ARGENTINA INC.
In Care of Maples Corporate Services Limited, Post Office Box 309, Ugland House,
Grand Cayman, KY1-1104, Cayman Islands

PROXY STATEMENT FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 13, 2009

This proxy statement is furnished by Apco Argentina Inc. (the “Company”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at our 2009 annual general meeting of shareholders to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual General Meeting of Shareholders and at any and all adjournments of said meeting. This Proxy Statement and accompanying proxy were first mailed to shareholders on or about June 17, 2009.

Pursuant to new rules adopted promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card and annual report, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2008 annual report are available at http://www.proxydocs.com/apco, which does not have “cookies” that identify visitors to the site.

Unless the context otherwise requires, all references in this proxy statement to the “Company,” “we,” “us,” and “our” refer to Apco Argentina Inc. and its consolidated subsidiaries.

SOLICITATION AND REVOCATION OF PROXIES AND VOTING

Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the annual general meeting or any adjournment thereof as specified therein by the person giving the proxy, but if no specification is made, the shares represented by proxy will be voted as recommended by our Board and audit committee. Execution and return of the proxy will not in any way affect a shareholder’s right to attend the annual general meeting and to vote in person or to appoint any other person as his or its proxy. A shareholder submitting a proxy has the power to revoke it at any time before it is exercised. The proxy may be revoked prior to its exercise by delivering written notice of revocation to our corporate secretary, by executing and delivering a later dated proxy, or by attending the meeting and voting in person.

The expenses of this proxy solicitation, including the cost of preparing and mailing the proxy statement and proxy, will be paid by us. Such expenses may also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of our ordinary shares. We expect to solicit proxies primarily by mail, but our directors, officers, employees, and agents may also solicit proxies in person or by telephone or by other electronic means. In addition, we have retained Morrow & Co., LLC to assist in the solicitation of proxies for which we expect to pay an estimated $2,000 in fees, plus expenses and disbursements.

The presence, in person or by proxy, of a majority of the outstanding ordinary shares entitled to vote at the annual general meeting will constitute a quorum for the transaction of business. A quorum being present, all proposals to be voted on at the annual general meeting will be decided on a poll by a vote of the holders owning a majority of the ordinary shares unless the proposal relates to matters on which more than a majority vote is required under our memorandum of association, our articles of association, or the laws of the Cayman Islands, under whose laws we are incorporated. Approval by special resolution of the proposal to change our name to “Apco Oil and Gas International Inc.” will require the affirmative vote by two-thirds of the ordinary shares present in person or by proxy and voting.

With respect to each matter to be voted upon, a shareholder may: (a) vote for the matter, (b) vote against the matter, or (c) abstain from voting on the matter.

A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote shares held in the broker’s name on certain matters in the absence of instructions from the beneficial owner of such shares. Such shares are considered present at the meeting when voted for other purposes and will count for purposes of determining the presence of a quorum. However, such nonvoted shares will not be included in the calculation of determining the outcome of any vote.

As a matter of policy, proxies and voting tabulations that identify individual shareholders are kept confidential unless disclosure is legally necessary. Such documents are only made available to those who process the proxy cards, tabulate the vote, and serve as inspectors of election and certain of our representatives responsible for the annual general meeting.

Only holders of our ordinary shares of record at the close of business on June 3, 2009, will be entitled to receive notice of and to vote at the annual general meeting. We had 29,441,240 ordinary shares outstanding on the record date and each share is entitled to one vote.

The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements and annual reports to an address shared by two or more shareholders by delivering a single set of such documents to those shareholders. This method is referred to as “householding.” We do not household our proxy statement and annual report with respect to our shareholders of record. However, if you hold your shares in street name, your intermediary, such as a broker or bank, may rely on householding and you may receive a single set of our proxy statement and annual report if you share an address with another shareholder. If you would like to receive more than one copy of this proxy statement and our 2008 annual report, we will promptly send you additional copies by calling us at (918) 573-2396 or writing us at Apco Argentina Inc., 4700 One Williams Center, Tulsa, Oklahoma 74172, Attn: Corporate Secretary. If you own shares through a bank, broker, or other nominee, questions or requests concerning householding procedures may be directed to your bank, broker, or nominee.

PROPOSAL 1

ELECTION OF DIRECTORS

Our articles of association provide for a Board of not less than three and not more than nine persons. The articles of association also provide that at each annual general meeting of shareholders one-third of the directors, or if their number is not three or a multiple of three, then the number nearest one-third, shall retire from office. The directors to retire in every year are those who have been longest in office since their last election and retiring directors are eligible to be re-elected as directors. Between persons who become directors on the same day those to retire are determined by lot unless they otherwise agree among themselves as to who will retire. Directors appointed by the Board to fill a vacancy or as an addition to the existing directors hold office until the next following annual meeting of shareholders and are not taken into account in determining the directors who are to retire by rotation as described above. Mr. John H. Williams was last elected as a director at the annual general meeting held in 2005. Messrs. Robert J. LaFortune and Rodney J. Sailor were last elected as directors at the annual general meeting held in 2006. Messrs. Bryan K. Guderian and Piero Ruffinengo were last elected as directors at the annual general meeting held in 2007. Messrs. Keith E. Bailey and Ralph A. Hill were last elected as directors at the annual general meeting held in 2008. The number of directors constituting the total number of Board members is currently seven. The term of Mr. Williams and the term of one of Messrs. LaFortune or Sailor will expire at the 2009 annual general meeting of shareholders. Mr. LaFortune has agreed that his term will expire at the 2009 annual general meeting.

Messrs. LaFortune and Williams have been nominated to be re-elected as directors at the annual general meeting. Messrs. Bailey, Hill, Guderian, Ruffinengo, and Sailor will continue to serve as directors in accordance with their prior election.

The persons named as proxies in the accompanying proxy, who have been designated by the Board, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. LaFortune and Williams. Should Messrs. LaFortune and Williams become unable for any reason to stand for re-election as a director, the Company intends that the persons named in the proxy will vote for the election of such other person or persons as the Board may propose to replace such nominee. We know of no reason why Messrs. LaFortune and Williams will be unavailable or unable to serve.

Our directors will be elected by an affirmative vote of a majority of the votes cast by holders of outstanding ordinary shares present in person or represented by proxy at the annual general meeting.

Nominees for Re-Election to the Board of Directors

Robert J. LaFortune, 82

Director since 1998. Mr. LaFortune is self-employed and manages, evaluates, and analyzes personal investments. He is also a director of the Bank of Oklahoma Financial Corporation and serves on the credit and community reinvestment act committees of that company’s board of directors and formerly served on the audit committee. He is the former Mayor of the City of Tulsa and also served as a director of The Williams Companies, Inc. (“Williams”) from 1978 to 1999, including six years as chairman of the audit committee.

John H. Williams, 90

Director since 1992. Mr. Williams is engaged in personal investments and has been for more than five years. He was chairman of the board and chief executive officer of Williams prior to retiring in 1978. Mr. Williams is a director of Unit Corporation and an honorary director of Willbros Group, Inc. and Williams. He formerly served as a director of Petrolera Entre Lomas S.A. (“Petrolera”).

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RE-ELECTION OF EACH OF THE NOMINEES.

Members of the Board of Directors Continuing in Office

Keith E. Bailey, 67

Director since 2002. Mr. Bailey has served as a director of Mark West Energy Partners, L.P. since 2005, as a director of AEGIS Insurance Services Inc. since 2001, and as a director of Integrys Energy Group, Inc. since February 2007. He served as a director of People’s Energy from 2005 to February 2007, when People’s Energy merged with Integrys Energy Group, Inc. He served as chairman of the board of directors and chief executive officer of Williams from 1994 to 2002, as president from 1992 to 1994, and as executive vice president from 1986 to 1992. Mr. Bailey previously served as a director of the Company from 1987 to 1998 and as the Company’s chairman of the board from 1992 to 1996. He served as a director of Petrolera from 1988 to 1999.

Bryan K. Guderian, age 49

Director since 2002. Mr. Guderian has also served as vice president of Williams’ Exploration and Production unit since 1998 and as a director of Petrolera since 2003.

Ralph A. Hill, age 49

Director since 2002. Mr. Hill has served as chairman of our Board and chief executive officer since 2002 and as senior vice president and general manager of several subsidiaries in the petroleum services and exploration and production units of Williams since 1998. He has also held various management positions with the Williams Energy Services business unit of Williams since 1993. Mr. Hill has served as a director of Petrolera since 2003.

Piero Ruffinengo, age 64

Director of since 2002. Mr. Ruffinengo has been engaged in the private practice of law in Salt Lake City, Utah since 1984. He served the Company as a consultant from 1984 through 1999. Mr. Ruffinengo has served as a director of Petrolera from 2002 to 2003 and, intermittently, from the early 1970’s through 1999.

Rodney J. Sailor, 50

Director since 2006. Mr. Sailor has served as vice president and treasurer of Williams since 2005. He served as assistant treasurer of Williams from 2001 to 2005 and was responsible for capital structuring and capital markets transactions, management of Williams’ liquidity position, and oversight of Williams’ balance sheet restructuring program. Mr. Sailor served as vice president of strategic international development and Latin America for the former telecommunications business unit of Williams from 1999 to 2001. He held various positions at Williams involving international finance, corporate finance, strategic planning and development, and accounting from 1985 to 1999.

Identification and Business Experience of the Company’s Executive Officers

Our executive officers are elected by the Board and hold office until relieved of such office by action of the Board. Information about Mr. Hill, our chairman of the Board and chief executive officer, appears above. A description of our other executive officers is set forth below.

Thomas Bueno, age 57

Mr. Bueno has served as our president and chief operating officer since 2002. He served as a director of the Company from 1998 until becoming president in 2002 and he served as general manager from 1999 to 2003. Mr. Bueno has been employed by Williams since 1984 and has held various positions with us since 1985. He has served as a director of Petrolera since 1991.

Landy L. Fullmer, age 56

Mr. Fullmer has served as our chief financial officer since 2003 and as our chief accounting officer and controller since 2005. He currently serves as the director of finance and accounting business partner for the Exploration and Production unit of Williams. Mr. Fullmer served as the director of accounting/controller for the Exploration and Production unit of Williams from 1996 to 2007.

CORPORATE GOVERNANCE

Board Meetings

The Board held six meetings during 2008. No incumbent director attended fewer than 75 percent of the Board and committee meetings held during a period of 2008 in which he was a director or committee member. Mr. John H. Williams presides over meetings at which only independent directors are present.

Director Attendance at Annual Meeting of Shareholders

It is our Board’s policy that members of the Board are expected to attend the annual general meeting, regular meetings of the Board, and regular meetings of the committees on which a director serves, in person, or telephonically when they are unable to attend in person. All seven of the then-current Board members attended the 2008 annual general meeting.

Compensation of Directors

Directors who are employees of Williams or an affiliate of the Company or Williams receive no compensation for service on our Board. Directors who are not employees of Williams or an affiliate the

Company or Williams (“Non-Management Directors”) receive a quarterly fee of $12,500 in cash for Board service. In addition, the chairman of the audit committee receives a quarterly fee of $2,500 in cash and the chairman of the nominating committee receives a quarterly fee of $1,250 in cash. Fees are paid quarterly in arrears. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or its committees or otherwise by reason of their being a director.

The Board has determined that it is more appropriate for compensation decisions affecting Non-Management Directors to be made by all of the members of the Board. With respect to the Board’s most recent review and modification of the compensation structure for Non-Management directors, the Company collected and analyzed competitive market data. Based on this data, our chief executive officer and president reviewed with the Board the current compensation structure for Non-Management directors and recommended changes to that structure.

For their service Non-Management Directors received the following compensation in 2008:

				Change in
				Pension
				Value and
				NonQualified
				Deferred
	Fees Earned or	Share	Option	Compensation	All Other
Name	Paid in Cash	Awards	Awards	Earnings	Compensation	Total

Keith E. Bailey	$50,000	—	—	—	—	$50,000
Robert J. LaFortune	$60,000	—	—	—	—	$60,000
Piero Ruffinengo	$50,000	—	—	—	—	$50,000
John H. Williams	$55,000	—	—	—	—	$55,000

Board Committees

The Board has established a separately-designated standing audit committee in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”) and a standing nominating committee. The following indicates committee membership as of June 1, 2009.

	Audit Committee	Nominating Committee

Keith E. Bailey	X	X
Robert J. LaFortune	•	X
Piero Ruffinengo	X	X
John H. Williams	X	•

• = Chairperson

X = Committee Member

We are a “controlled company” as defined by the rules of The Nasdaq Stock Market (the “Nasdaq”) because a subsidiary of Williams owns approximately 69 percent of our ordinary shares. Therefore, we are not subject to the requirements of the Nasdaq that would otherwise require us to have (1) a majority of independent directors on the Board, (2) a compensation committee composed solely of independent directors, (3) a nominating committee composed solely of independent directors, (4) compensation of executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors, and (5) director nominees selected, or recommended for the board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors. Notwithstanding the foregoing, the Board has established a nominating committee. The Board does not have a compensation committee or any other committees performing similar functions. Compensation decisions for our executive officers are made by Williams. Please read “Executive Compensation and Other Information — Compensation Discussion and Analysis” and “— Executive Compensation” below for more information. As previously mentioned, the Board has determined that it is more appropriate for compensation decisions affecting our directors who are not employees of Williams or an affiliate of Williams to be made by all of the members of the Board.

Information about Committees

Audit Committee

The Board has determined that each member of the audit committee meets the independence and other qualification requirements of the rules of Nasdaq and that Mr. Bailey qualifies as an “audit committee financial expert” as defined by the rules of U.S. Securities and Exchange Commission (the “SEC”). Biographical information for Mr. Bailey is set forth above under the caption “Election of Directors — Members of the Board Continuing in Office.” The audit committee is governed by a written charter approved by the Board. Please read “Certain Relationships and Related Transactions — Review, Approval or Ratification of Transactions with Related Persons,” “Report of the Audit Committee,” and “Selection of Independent Registered Public Accounting Firm — Principal Accountant Fees and Services” for more information about the audit committee. The audit committee held four meetings in 2008.

Nominating Committee

The nominating committee is governed by a written charter approved by the Board. The nominating committee may identify candidates for director based on input from a number of sources, including members of the committee, other directors, shareholders, management, and third-party search firms. The qualifications of candidates for director are evaluated according to the criteria in the committee’s charter. While the nominating committee has the ability to consider candidates recommended by shareholders, it does not have a formal policy with respect to the submission or consideration of candidates recommended by such persons in light of our status as a controlled company under the rules of the Nasdaq. The nominating committee held one meeting in 2008.

Director Independence

The Board annually reviews the independence of directors and makes a determination that each director expected to be independent qualifies as an “independent director” as defined by the rules of the Nasdaq, including a determination that the director does not have a relationship, which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities as director. The Board has determined that each of Messrs. Bailey, LaFortune, Ruffinengo, and Williams is an “independent director” under the current rules of Nasdaq. The Board also considered that (i) Mr. Bailey serves as a director of Aegis Insurance Services Inc. (“Aegis”), which participates in the insurance coverage programs of Williams and certain of its affiliates, including the Company; and (ii) Mr. LaFortune serves as a director of Bank of Oklahoma Financial Corporation, which provides banking services to the Company. The Board noted that because Messrs. Bailey and LaFortune do not serve as executive officers and are not significant stockholders of these companies, these relationships would not interfere with the exercise of independent judgment in carrying out responsibilities as a director. In addition, the Board has determined that each of these persons meets the heightened independence requirements of the Nasdaq for audit committee members. Although the Board does not require that members of the nominating committee be independent, the Board has determined that its current members are independent as defined by the rules of the Nasdaq. Messrs. Guderian, Hill, and Sailor, as employees of Williams, are not independent directors under these standards.

Communications with Directors

Shareholders wishing to communicate with the Board, individually or as a group, may do so by sending written communications addressed to them at Apco Argentina Inc., One Williams Center, Suite 4700, Tulsa, Oklahoma 74172, Attn: Corporate Secretary. The Board has instructed our corporate secretary to collect and distribute such communications as appropriate. Communications relating to accounting, internal accounting controls, or auditing matters will be referred to the ethics and compliance officer and handled in accordance with the procedures for the receipt, retention, and treatment of such complaints or concerns established by the audit committee. Such complaints and concerns may also be submitted in writing to our ethics and compliance officer, Apco Argentina Inc., One Williams Center, MD 26-4, Tulsa, Oklahoma 74172 or by calling (918) 573-1616. The Board has directed that communications that relate to ordinary business matters that are not within the scope of the Board’s duties are to be forwarded to the appropriate executive and that solicitations, junk mail, and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any director who wishes to review them.

How to Obtain Copies of our Governance-Related Materials

Copies of our code of ethics, and the charters for the audit committee and the nominating committee are available on our Internet website at http://www.apcoargentina.com on the investor relations tab. Copies of these documents are also available in print to any shareholder who requests them by sending a written request to our corporate secretary at One Williams Center, Suite 4700, Tulsa, Oklahoma 74172.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

We are managed by the employees of Williams and all of our executive officers are employees of Williams. Our executive officers are compensated directly by Williams rather than by us. All decisions as to the compensation of our executive officers are made by Williams. Therefore, we do not have any policies or programs relating to compensation of our executive officers and we do not make any decisions relating to such compensation. A full discussion of the policies and programs of Williams is set forth in the proxy statement for Williams’ 2009 annual meeting of stockholders which is available on the SEC’s website at http://www.sec.gov and on Williams’ website at http://www.williams.com under the heading “Investors — SEC Filings.” Williams charges us, pursuant to an administrative services agreement, an annual flat fee for the services of certain Williams’ employees, other than Mr. Bueno, who dedicate a significant amount of time to our affairs. Williams also charges us, pursuant to the terms of the same agreement, a fee for Mr. Bueno’s services based on both his actual total compensation and an estimated percentage of his time that is dedicated to performing services for us. Please read “Certain Relationships and Related Transactions — Transactions with Related Persons — Administrative Services Agreement” and ‘‘— Review, Approval or Ratification of Transactions with Related Persons” for more information regarding this arrangement.

Executive Compensation

In 2008, we incurred an allocated charge of $160,793 for Mr. Bueno’s salary and $95,963 for his cash incentive bonus. In 2007, we incurred an allocated charge of $140,511 for Mr. Bueno’s salary and $86,263 for his cash incentive bonus. In 2006, we incurred an allocated charge of $119,732 for Mr. Bueno’s salary and $74,542 for his cash incentive bonus. Each year we also incur a charge for Mr. Bueno’s benefits, including without limitation his pension and welfare benefits, which charge is equal to approximately 33 percent of the allocated charge incurred by us for Mr. Bueno’s salary in that year. This benefits charge was $53,598 in 2008, $46,837 in 2007, and $39,907 in 2006.

Further information regarding the compensation of our principal executive officer, Ralph A. Hill, who also serves as a senior vice president of Williams, is set forth in the proxy statement for Williams’ 2009 annual meeting of stockholders which is available on the SEC’s website at http://www.sec.gov and on Williams’ website at http:/www.williams.com under the heading “Investors — SEC Filings.” Further information regarding the portion of Mr. Hill’s compensation and that of Landy L. Fullmer, who serves as our chief financial officer, allocable to us may be found in this filing under the heading “Certain Relationships and Related Transactions — Transactions with Related Persons — Administrative Services Agreement.”

Compensation Committee Interlocks and Insider Participation

The Board does not maintain a compensation committee. Our executive officers during 2008 were employees of Williams and compensation decisions with respect to those individuals were determined by Williams.

Compensation Committee Report

The Board does not have a compensation committee. The Board has reviewed and discussed the Compensation Discussion and Analysis set forth above and based on this review and discussion has approved it for inclusion in this proxy statement.

The Board of Directors:
Keith E. Bailey, Bryan K. Guderian, Ralph A. Hill,
Robert J. LaFortune, Piero Ruffinengo,
Rodney J. Sailor, John H. Williams

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information concerning beneficial ownership by holders of 5% or more of our ordinary shares. Unless otherwise indicated, the persons named have sole voting and investment power with respect to the shares listed.

	Number of
	Ordinary Shares		Percent of
Name of Beneficial Owner	Beneficially Owned		Class

The Williams Companies, Inc.	20,301,592	(1)(2)	68.96%
Williams Global Energy (Cayman) Limited	20,301,592	(2)	68.96
Brown Advisory Holdings Incorporated	4,370,952	(3)	14.85

(1)	Includes 20,301,592 ordinary shares held of record by Williams Global Energy (Cayman) Limited.

(2)	Williams Global Energy (Cayman) Limited (“Williams Global Energy”) is an indirect wholly-owned subsidiary of Williams International Company, which is a direct wholly-owned subsidiary of The Williams Companies, Inc. (“Williams”). As a result, Williams may be deemed to be the beneficial owner of the shares held by Williams Global Energy under the rules and regulations of the SEC. The address of both of these companies is One Williams Center, Tulsa, Oklahoma 74172.

(3)	A Schedule 13G/A filed with the SEC on April 8, 2009, indicates that Brown Advisory Holdings Incorporated (“BAHI”) is a parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G) of the Exchange Act, Brown Advisory Securities, LLC (“Brown LLC”) is a broker dealer as defined in Section 15 of the Exchange Act and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, and Brown Investment Advisory & Trust Company (“BIATC”) is a bank as defined in Section 3(a)(6) of the Act. The Schedule 13G/A notes that clients of Brown LLC own 4,366,752 ordinary shares of the Company and clients of BIATC own 4,200 ordinary shares of the Company. The Schedule 13G/A indicates that the clients referenced in the report have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from, the sale of such ordinary shares. The Schedule 13G/A further reports that BAHI has sole power to dispose or to direct the disposition of 4,200 ordinary shares, shared power to dispose or to direct the disposition of 4,366,752 shares, and does not have the power to vote or direct the vote of any such shares. The address of BAHI is 901 South Bond Street, Suite 400, Baltimore, Maryland 21231.

The following table sets forth, as of March 1, 2009, the number of our ordinary shares beneficially owned by each of our directors, each of our named executive officers, and by all directors and executive officers as a group.

	Number of Shares	Percentage of
Name of Beneficial Owner	Beneficially Owned	Class

Keith E. Bailey	804		*
Thomas Bueno	0		*
Landy L. Fullmer	0		*
Bryan K. Guderian	4		*
Ralph A. Hill	4		*
Robert J. LaFortune	20		*
Piero Ruffinengo	4		*
Rodney J. Sailor	4		*
John H. Williams	40		*
All directors and executive officers as a group (9 persons)	880		*

*	Less than 1%.

The following table sets forth, as of March 1, 2009, the number of shares of common stock of Williams, beneficially owned by each of our directors and executive officers and by all such directors and executive officers as a group:

	Shares of Common
	Stock Owned	Shares Underlying
	Directly or	Options Exercisable		Percentage of
Name of Beneficial Owner	Indirectly(1)(2)	Within 60 Days(3)	Total	Class

Keith E. Bailey	34,548	0	34,548		*
Thomas Bueno	27,116	24,239	51,355		*
Landy L. Fullmer	6,378	33,344	39,722		*
Bryan K. Guderian	60,116	47,992	108,108		*
Ralph A. Hill	329,148	174,508	503,656		*
Robert J. LaFortune	57,937	0	57,937		*
Piero Ruffinengo	0	0	0		*
Rodney J. Sailor	53,458	53,530	106,988		*
John H. Williams	1,008,958	0	1,008,958		*
All directors and executive officers as a group (9 persons)	1,577,659	333,613	1,911,272		*

*	Less than 1%.

(1)	Includes shares held under the terms of incentive and investment plans as follows: Mr. Bueno, 7,202 shares in The Williams Companies Investment Plus Plan and 10,775 restricted stock units;

Mr. Fullmer, 359 shares in The Williams Companies Investment Plus Plan and 5,511 restricted stock units; Mr. Guderian, 60,116 restricted stock units; Mr. Hill, 27,187 shares in The Williams Companies Investment Plus Plan and 274,069 restricted stock units; Mr. Sailor, 6,241 shares in The Williams Companies Investment Plus Plan and 45,516 restricted stock units. Restricted stock units, formerly referred to as deferred stock, includes both time-based and performance-based units and do not have voting or investment power. Shares held in The Williams Companies Investment Plus Plan have voting and investment power.

(2)	Includes 991,210 shares held in trust by Mr. Williams; 32,581 shares held in trust by Mr. Bailey and 1,740 shares held in trust by his spouse; and 55,346 shares held in trust by Mr. LaFortune.

(3)	The shares indicated represent stock options granted under Williams’ current or previous stock option plans, which are currently exercisable or which will become exercisable within 60 days of March 1, 2009. Shares subject to options cannot be voted.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and certain of our officers to file reports of their ownership of our ordinary shares and of changes in such ownership with the SEC and the Nasdaq. Regulations also require us to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis.

To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations from certain reporting persons, we believe that all of our officers, directors and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Administrative Services Agreement

Williams owns 69 percent of our ordinary shares. We incurred charges of $1.3 million in fiscal year 2008 from Williams and its affiliates for management services, rent, overhead allocation, general and administrative expenses (including the costs of compensating employees of Williams who allocate a portion of their time to managing our affairs), insurance, internal audit services, purchases of office supplies, and computer support. We incurred these charges pursuant to an administrative services agreement between us and Williams.

We are managed by employees of Williams and all of our executive officers, including Mr. Hill, our chairman of the board and chief executive officer, and Mr. Fullmer, our chief financial officer and chief accounting officer, are employees of Williams who are compensated directly by Williams rather than by the Company. Pursuant to the administrative services agreement, Williams charges us an executive support charge, which charge is incurred by the Company primarily for the time spent by Messrs. Hill and Fullmer in managing our affairs. In 2006 we paid an annual aggregate charge of $100,000 for the services of these persons. In each of 2007 and 2008, we paid an annual aggregate charge of $150,000 for the services of these persons. In addition, Williams also charges us, pursuant to the terms of the same agreement, a fee for Mr. Bueno’s services based on both his actual total compensation and an estimated percentage of his time that is dedicated to performing services for us. Please read “Executive Compensation and Other Information — Executive Compensation” for further information regarding the amounts paid by the Company for Mr. Bueno’s services.

Northwest Argentina Corporation

We and Northwest Argentina Corporation (“NWA”), a wholly owned subsidiary of Williams, each own a 1.5 percent interest in the Acambuco oil and gas concession located in Argentina. NWA has no employees and its sole asset is its interest in Acambuco. Our branch office in Argentina provides administrative assistance to NWA. Specifically, we pay cash calls and collect revenues pertaining to NWA’s interest. At December 31, 2008, we owed $1.3 million to NWA representing the accumulated balance of revenues collected in excess of cash calls paid on its behalf. At March 31, 2009, we owed $212,000 to NWA as a result of this arrangement.

Review, Approval or Ratification of Transactions with Related Persons

The charter of the audit committee of our Board provides that the committee will review, on an ongoing basis and approve all related party transactions required to be disclosed pursuant to Item 404(a) of the SEC’s Regulation S-K (“Related Party Transactions”). The audit committee’s charter further provides that (i) the committee consider whether a Related Party Transaction is bona fide in our best interest and (ii) the members of the committee reviewing and taking action on a Related Party Transaction observe any relevant and applicable provisions of our articles of association and exercise the powers vested in them for the purpose in which they were conferred and not for a collateral purpose. The audit committee reviewed and approved each of the related party transactions discussed above, including the administrative services agreement and amendments to that agreement, the annual charges to us pursuant to the administrative services agreement, and the arrangement with NWA.

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The audit committee meets separately with management, internal auditors, and the independent auditors. The audit committee operates under a written charter approved by the Board, a copy of which is available on our website at http://www.apcoargentina.com.  The charter, among other things, provides that the audit committee has full authority to appoint and retain, oversee, evaluate, and terminate when appropriate, the independent auditor. In this context, the audit committee:

•	reviewed and discussed the audited financial statements in the company’s annual report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•	reviewed with Ernst & Young LLP, the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards;

•	received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with Ernst & Young LLP its independence;

•	discussed with Ernst & Young LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	discussed with the Company’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The audit committee meets with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting;

•	based on the foregoing reviews and discussions, recommended to the board of directors (and the board has approved) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2008, for filing with the SEC; and

•	recommended, subject to shareholder approval, the selection of Ernst & Young LLP to serve as the Company’s independent auditors.

This report has been furnished by the members of the audit committee of the Board:

•	Robert J. LaFortune, chairman
•	Keith E. Bailey
•	Piero Ruffinengo
•	John H. Williams

PROPOSAL 2

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed, subject to shareholder approval, the firm of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for 2009. A representative of E&Y will be present at the annual general meeting and will be available to respond to appropriate questions. Although the audit firm has indicated that no statement will be made, an opportunity for a statement will be provided.

Principal Accountant Fees and Services

Fees for professional services provided by E&Y, our independent registered public accounting firm, for each of the last two fiscal years in each of the following categories are:

	2008	2007

Audit fees:	$325,750	$273,000
Audit-related Fees:	3,500	—
Tax fees:	—	—
All other fees:	7,500	3,480

Total	$336,750	$276,480

Audit fees consisted of professional services for the audit of our financial statements, the audit of our assessment of internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002, and review of financial statements included in quarterly reports on Form 10-Qs, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. Audit-related fees generally include fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. More specifically, these services consisted principally of consultation concerning financial accounting and reporting standards. All other fees are fees for services that are not audit services, audit-related services, or services rendered for tax advice, compliance or planning. More specifically, these fees consisted of consultations concerning international business regulations and special reports for participation in international concession bidding.

The audit committee of our Board has established a policy regarding pre-approval of all audit and non-audit services provided by our independent registered public accounting firm. On an ongoing basis, our management presents specific projects and categories of service to the audit committee for which advance approval is requested. The audit committee reviews those requests and advises management if the audit committee approves the engagement of E&Y. On a periodic basis, management reports to the audit committee regarding the actual spending for such projects and services compared to the approved amounts. The audit committee may also delegate the ability to pre-approve permissible services, excluding services related to our internal control over financial reporting, to any two committee members, provided that any such pre-approvals are reported on at a subsequent audit committee meeting. In 2008, 0 percent of audit-related services and services in the all other fees category were approved by the audit committee pursuant to the de minimus exception of paragraph (c)(7)(i)(C) of Rule 2-01 of

Regulation S-X. In 2007, 100 percent of the services reflected in the all other fees category above were approved pursuant to such an exception.

Our audit committee’s pre-approval policy with respect to audit and non-audit services is available on our website at http://www.apcoargentina.com on the investor relations tab.

Approval of this proposal requires an affirmative vote of a majority of the votes cast by holders of outstanding ordinary shares present in person or represented by proxy at the annual general meeting.

THE AUDIT COMMITTEE RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PROPOSAL TO SELECT ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FOR 2009.

PROPOSAL 3

APPROVE A CHANGE TO THE NAME OF THE COMPANY
FROM “APCO ARGENTINA INC.” TO “APCO OIL AND GAS INTERNATIONAL INC.”

The Board unanimously adopted a resolution to submit to a vote of shareholders a special resolution to change the name of the Company from “Apco Argentina Inc.” to “Apco Oil and Gas International Inc.” If shareholders approve this proposal, the change in the Company’s name will become effective immediately on the day of the annual general meeting scheduled for July 13, 2009 (or such later date of an adjourned meeting on which the vote is approved). The Registrar of Companies of the Cayman Islands will issue a certificate of incorporation on change of name to us reflecting the new name of the Company.

Purpose and Rationale for the Proposed Change of Name

Although our exploration and production assets are currently located in Argentina, our future growth plans include diversification into other countries. We are evaluating exploration and production investment opportunities in other countries in South America, including drilling and farm-in opportunities or acquisitions. Consistent with this strategy, in 2008, one of our subsidiaries opened a branch office in Colombia and we are actively searching for investment opportunities in that country. The Board recommends approval of the name change to more closely reflect our diversification strategy.

Effect of the Proposed Amendment

If approved by shareholders, the change in our name will not affect the validity or transferability of any existing share certificates that bear the name “Apco Argentina Inc.” If the proposed name change is approved, shareholders with certificated shares should continue to hold their existing share certificates. The rights of shareholders holding certificated shares under existing share certificates and the number of shares represented by those certificates will remain unchanged. Direct registration accounts and any new share certificates that are issued after the name change becomes effective will bear the name “Apco Oil and Gas International Inc.” If the change in our name is approved by shareholders, our articles of association and memorandum of association will not be modified. The certificate of incorporation on change of name issued by the Registrar of Companies of the Cayman Islands will evidence the change in our name.

Our shares currently trade on The NASDAQ Capital Market under the symbol “APAGF.” If the proposed name change is approved, our shares will continue to trade under this symbol. However, a new CUSIP number will be assigned to our ordinary shares shortly following the name change. In addition, if the proposed name change is approved, we will have a new Internet website address which we will publicly announce. However, our Internet website may continue to be accessed at our current address, http://www.apcoargentina.com, for at least one year following such change.

If the proposal to change our name is not approved, our name and CUSIP number will remain unchanged.

Approval of this proposal requires the affirmative vote by two-thirds of the ordinary shares present in person or by proxy and voting.

THE BOARD RECOMMENDS THAT SHAREHOLDERS APPROVE AND ADOPT THE PROPOSAL TO CHANGE THE NAME OF THE COMPANY FROM “APCO ARGENTINA INC.” TO “APCO OIL AND GAS INTERNATIONAL INC.”

INCORPORATION BY REFERENCE

The Compensation Committee Report and the Report of the Audit Committee are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference. This proxy statement also includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement. In addition, a copy of our annual report accompanies this proxy statement. The annual report is not incorporated by reference into this proxy statement.

WEBSITE ACCESS TO REPORTS AND OTHER INFORMATION

We file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and other documents electronically with the SEC under the Exchange Act. You may read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain such reports from the SEC’s Internet website at http://www.sec.gov.

Our Internet website is http://www.apcoargentina.com. We make available free of charge through our Internet website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our code of ethics and Board committee charters are also available on our Internet website. We will also provide, free of charge, a copy of any of our corporate documents listed above upon written request to the Corporate Secretary, Apco Argentina Inc., 4700 One Williams Center, Tulsa, Oklahoma 74172.

SHAREHOLDER PROPOSALS FOR 2010

Shareholder proposals intended for inclusion in our proxy statement for our 2010 annual general meeting pursuant to Rule 14a-8 under Exchange Act must be directed to the Corporate Secretary, Apco Argentina Inc., 4700 One Williams Center, Tulsa, Oklahoma, 74172 and must have been received by February 17, 2010. If we change the date of the 2010 annual general meeting by more than 30 days from the anniversary of the date of this year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials.

In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act of 1934, such proposals must be received by the Corporate Secretary at the above address by May 3, 2010. If we change the date of the 2010 annual general meeting by more than 30 days from the anniversary of the date of this year’s meeting, then the proposal must be received a reasonable time before we send our proxy materials.

OTHER MATTERS

We know of no matters to be presented at the annual meeting other than those included in this notice. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may properly come before the meeting. Should any other matters arise, including adjourning the annual general meeting, the persons named in the accompanying proxy card intend to vote the proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors

La Fleur C. Browne
Secretary

          , 2009

Please mark your votes as indicated in this example	☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RE-ELECTION OF NOMINEES LISTED BELOW.
1. Re-election of Directors

	FOR	AGAINST	ABSTAIN

1a. Robert J. LaFortune	☐	☐	☐

1b. John H. Williams	☐	☐	☐
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

	FOR	AGAINST	ABSTAIN
2. Approve the selection of Ernst & Young LLP as independent registered public accounting firm for 2009.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

3. Change the name of the company from “Apco Argentina Inc.” to “Apco Oil Gas International Inc.”	☐	☐	☐
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.
SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

Apco Argentina Inc.
51052

APCO ARGENTINA INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS — JULY 13, 2009
     The undersigned shareholder of Apco Argentina Inc. hereby appoints LA FLEUR C. BROWNE, THOMAS BUENO, RALPH A. HILL, and WILLIAM H. GAULT jointly and severally with full power of substitution, as proxies to represent and vote all of the ordinary shares the undersigned is entitled to vote at the annual general meeting of shareholders of Apco Argentina Inc. to be held on July 13, 2009, and at any and all adjournments thereof, on all matters coming before said meeting.
     You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the board of directors’ and audit committee’s recommendations. The proxy cannot be voted unless you sign, date, and return this card.
     THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED AS INDICATED. IF NO VOTING DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3, AND, IN THE DISCRETION OF THE PROXY HOLDERS, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENT THEREOF.
     IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 13, 2009. The proxy statement and annual report are available at http://www.proxydocs.com/apco.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. box 3550
SOUTH HACKENSACK, NJ 07606-9250

▲ A FOLD AND DETACH HERE A ▲
51052